EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:
Laura Richey	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-7127	Tel: 212-802-8588
e-M: laura.richey@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ Corporation

Tel: 312-894-7500

e-M: investorrelations@navteq.com

NAVTEQ Reports Record Revenue for the Third Quarter of 2005

Chicago, IL – October 19, 2005 – NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record revenue for the quarter ended September 25, 2005.

Revenue in the quarter rose 26% over the third quarter of 2004 to $123.0 million.  Operating income grew 38% over the year-ago period to $30.4 million.  Net income in the quarter rose to $101.1 million, compared to $13.6 million in the prior year’s third quarter.  Diluted earnings per share for the quarter grew to $1.07, compared to $0.15 in the prior year’s third quarter.

Net income and diluted earnings per share for the third quarter increased significantly when compared to the same quarter in 2004 due in part to the recording of a net income tax benefit of $80.6 million, or $0.85 per diluted share, primarily related to the reversal of the valuation allowance on deferred tax assets associated with net operating loss and deferred interest carryforwards.

-more-

EXHIBIT 99.1

For the first nine months of 2005, revenue was $350.5 million, which represented growth of 28% over the same period in 2004.  Year-to-date operating income grew 47% to $92.7 million.  Net income for the first nine months of 2005 rose to $143.2 million, compared to $38.6 million for the same period in 2004.  Year-to-date diluted earnings per share increased to $1.52, compared to $0.42 for the first nine months of 2004.  The increases in year-to-date net income and diluted earnings per share were also affected by the reversal of the valuation allowance in the third quarter.

“We are pleased with the progress we achieved in the third quarter and we are encouraged by the trends we see in the marketplace this year,” said Judson Green, President and Chief Executive Officer of NAVTEQ.  “Consumer interest in GPS technology is surging in 2005 and we are proud to be enabling so many of the products and services being created by our customers.”

Revenue from NAVTEQ’s European operations totaled $77.2 million in the quarter, up 13% from $68.3 million in the third quarter of 2004.  North American revenue was $42.7 million in the quarter, a 45% increase over the $29.5 million posted in the third quarter of 2004.

Cash and marketable securities totaled $159.0 million at September 25, 2005.  Net cash provided by operating activities for the first nine months of 2005 was $77.5 million.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, October 19, 2005 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 800-329-9097 (North America) or 617-614-4929 (international), passcode 41754549
Contact:	investorrelations@navteq.com

- more-

EXHIBIT 99.1

The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 65716000.  The telephone replay will be accessible from 7:00 PM ET Wednesday, October 19, 2005 through 11:59 PM ET on Wednesday, October 26, 2005.  An on-demand replay of the conference call will also be available online at investor.navteq.com until November 19, 2006.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2005, as filed with the Securities and Exchange Commission.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions.  NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,800 employees located in 127 offices in 21 countries.

NAVTEQ is a trademark in the U.S. and other countries.   © 2005 NAVTEQ Corporation. All rights reserved.

###

EXHIBIT 99.1

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept. 26,	Sept. 25,	Sept. 26,	Sept. 25,
	2004	2005	2004	2005

Net revenue	$97,793	123,005	273,858	350,534

Operating costs and expenses:
Database creation and distribution costs	48,166	57,377	133,140	159,380
Selling, general, and administrative expenses	27,528	35,205	77,840	98,458

Total operating costs and expenses	75,694	92,582	210,980	257,838

Operating income	22,099	30,423	62,878	92,696

Other income (expense)	(169)	1,202	(558)	2,640

Income before income taxes	21,930	31,625	62,320	95,336

Income tax expense (benefit)	8,334	(69,490)	23,682	(47,828)

Net income	$13,596	101,115	38,638	143,164

Earnings per share of common stock –
Basic	$0.16	1.11	0.45	1.60
Diluted	$0.15	1.07	0.42	1.52

Weighted average shares of common stock outstanding –
Basic	87,669	90,701	86,114	89,700
Diluted	92,230	94,521	91,757	93,959

EXHIBIT 99.1

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	Sept. 25,
	2004	2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,101	39,956
Short-term marketable securities	45,650	60,935
Accounts receivable, net	56,582	86,325
Deferred income taxes	50,696	55,244
Prepaid expenses and other current assets	8,348	15,196

Total current assets	191,377	257,656

Property and equipment, net	18,220	17,925
Capitalized software development costs, net	26,243	25,700
Long-term deferred income taxes, net	92,069	167,949
Long-term marketable securities	27,280	58,119
Acquired intangible assets, net	—	17,298
Goodwill	—	12,440
Deposits and other assets	9,519	13,040

Total assets	$364,708	570,127

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,962	13,396
Accrued payroll and related liabilities	28,054	27,985
Other accrued expenses	20,609	26,518
Deferred revenue	31,165	39,800

Total current liabilities	93,790	107,699

Fair value of foreign currency derivative	21,616	7,047
Long-term deferred revenue	13,342	3,785
Other long-term liabilities	3,142	4,199

Total liabilities	131,890	122,730

Stockholders’ equity	232,818	447,397

Total liabilities and stockholders’ equity	$364,708	570,127

EXHIBIT 99.1

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended
	Sept. 26,	Sept. 25,
	2004	2005

Cash flows from operating activities:
Net income	$38,638	143,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,098	15,769
Deferred income taxes	19,557	(88,768)
Stock compensation expense	4,521	6,887
Tax benefit on non-qualified stock options	569	37,611
Noncash other	1,080	3,437
Changes in operating assets and liabilities, net of effects of acquisitions	(3,857)	(40,620)

Net cash provided by operating activities	71,606	77,480

Cash flows from investing activities:
Acquisition of property and equipment	(9,268)	(5,086)
Capitalized software development costs	(9,101)	(8,948)
Net purchases of marketable securities	(46,973)	(47,120)
Payments for acquisitions, net of cash acquired	—	(8,234)
Purchase of investments	—	(1,201)
Cash on deposit with affiliate, net	65,143	—

Net cash used in investing activities	(199)	(70,589)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	806	5,147
Dividends paid	(47,159)	—

Net cash provided by (used in) financing activities	(46,353)	5,147

Effect of exchange rate changes on cash	(2)	(2,183)

Net increase in cash and cash equivalents	25,052	9,855

Cash and cash equivalents at beginning of period	1,982	30,101

Cash and cash equivalents at end of period	$27,034	39,956